Exhibit 11

                        Computation of Net Loss Per Share

                                                               Year Ended           Year Ended
                                                             December 31, 1996   December 31, 1995
                                                                                    (pro forma)
Net loss                                                       $ (2,440,725)       $ (1,482,490)

Loss per common and common equivalent share:

   Weighted average number of shares of common stock
   outstanding during the period after giving effect to the
   one-for-three reverse stock split                              6,231,186           1,382,139

   Common equivalent shares from stock options issued
   during the 12-month period prior to the registration
   statement filing using the treasury stock method                  49,731             198,924

   Conversion of the Series A Convertible Preferred Stock
   using the if-converted method                                       --             4,959,901

   Conversion of the Series B Convertible Preferred Stock
   using the if-converted method                                       --             2,591,613
                                                               ------------        ------------
   Shares used in calculation of net loss per share               6,280,917           9,132,577

   Net loss per common and common equivalent share             $      (0.39)       $      (0.16)
                                                               ============        ============
Loss per common and common equivalent share
   assuming full dilution:

   Weighted average number of shares of common stock
   outstanding during the period after giving effect to the
   one-for-three reverse stock split                              6,280,917                 --

   Series A Convertible Preferred stock prior to conversion       2,686,612                 --

   Series B Convertible Preferred stock prior to conversion       1,321,925                 --
                                                               ------------       ------------
   Weighted average number of common and common
   equivalent shares outstanding - assuming full dilution        10,289,454                 --

   Net loss per common and common equivalent share
   assuming full dilution                                      $      (0.24)                --
                                                               ============       ============